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EXHIBIT 23.7



                                                       September 9, 1997



Western Bancorp,
   4100 Newport Place,
      Suite 900,
        Newport Beach, California 92660.

Dear Sirs:

    We hereby consent to the filing of our opinion, dated May 29, 1997, addressed to Western Bancorp (formerly named Monarch Bancorp) as an exhibit to the Registration Statement, dated the date hereof (the "Registration Statement"), and the reference to us under the headings "Summary -- the Merger
- -- Certain Federal Income Tax Consequences," "The Merger -- Certain Federal Income Tax Consequences" and "The Merger Agreement -- Conditions" in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                        Very truly yours,


                                        Sullivan & Cromwell